Exhibit 10.1

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 22nd day of December, 2023

BETWEEN:

2176423 ONTARIO LTD., a corporation incorporated under the laws of Ontario (hereinafter called the “Vendor”)

-and-

ATHENA GOLD CORPORATION, a corporation incorporated under the laws of Delaware (hereinafter called the “Purchaser”)

WHEREAS the Vendor is the legal and beneficial owner of 10,000,000 common shares (the “Purchased Shares”) in the capital of Nubian Resources Ltd., a corporation incorporated under the laws of British Columbia (the “Corporation”).

AND WHEREAS the Vendor wishes to sell and the Purchaser wishes to purchase all of the Purchased Shares, subject to the terms and conditions herein contained;

THIS AGREEMENT WITNESSES that for and in consideration of the mutual covenants and agreements contained herein, it is agreed that:

ARTICLE 1 - INTERPRETATION

1.1 Definitions - In this Agreement, unless the context otherwise requires:

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 Prospectus and Registration Exemptions;

“Business Day” means any day, other than a Saturday, a Sunday or statutory or civic holiday in Canada or and/or a day on which banks are not open for business in Toronto, Ontario;

“Closing” has the meaning ascribed thereto in Section 6.1;

“Closing Date” has the meaning ascribed thereto in Section 6.1;

“Consideration Shares” has the meaning ascribed thereto in Section 2.1;

“CSE” means the Canadian Securities Exchange;

“Direct Claim” has the meaning ascribed thereto in Section 7.4;

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“Encumbrance” means any mortgage, charge, pledge, royalty, overriding royalty interest, other payment out of production, lien, hypothec, adverse claim, other encumbrance or security interest of any kind, option to acquire, restriction, off-take agreement, right of first refusal, right of acquisition, right of pre-emption, third Party right or interest, trust, or other type of preferential arrangement or another type of agreement or arrangement having similar effect;

“Environment” includes the air (including all layers of the atmosphere), land (including soil, sediment deposited on land, fill and lands submerged under water), and water (including oceans, lakes, rivers, streams, groundwater, and surface water);

“Environmental Laws” means all laws relating in any way to the Environment, environmental assessment, health, occupational health and safety, or the use, purchase, storage, treatment, transportation or disposal of contaminants, chemicals or industrial wastes or substances, or Hazardous Materials;

“Environmental Permits” means all permits or program participation requirements with or from any Governmental Authority under any Environmental Laws;

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, court, board, tribunal, dispute settlement panel or body or other law, rule or regulation-making entity (i) having or purporting to have jurisdiction on behalf of any nation, province, state or other geographic or political subdivision thereof or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“Hazardous Materials” means any and all dangerous substances, hazardous substances, toxic substances, hazardous wastes, special wastes, controlled wastes, oils, petroleum products and hazardous chemicals (including without limitation any solid, liquid, gas, odour, heat, sound, radiation and vibration) which may be harmful to human health of the environment and which are or may be at any time regulated or controlled under Environmental Laws;

“Indemnified Party” means the party hereto who makes an Indemnity Claim for indemnification under Article 7;

“Indemnifying Party” means the party hereto responsible for providing indemnification to the Indemnified Party under Article 7;

“Indemnity Claim” has the meaning ascribed thereto in Section 7.4;

“Material Adverse Effect” means a fact or state of facts, circumstance, change, effect, occurrence or event that, individually or in the aggregate, is or would reasonably be expected to be material and adverse to the financial condition, business, results of operations, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), operations or affairs of the Purchaser;

“Material Contract” means any contract, agreement, licence, lease, arrangement or commitment to which the Purchaser is a party or otherwise bound that: (a) if terminated would reasonably be expected to have a Material Adverse Effect; (b) limits the ability of the Purchaser to compete in any business with any person or in any geographic area or during any period of time; (c) contains any right of first refusal or first offer or similar right or that limits in any material respect the ability of the Purchaser to own, operate, sell, pledge or otherwise dispose of material assets, property or the business of the Purchaser; (d) is a financial risk management contract, such as currency, commodity or interest related hedge contracts; (f) provides for the termination, acceleration of payment or other special rights upon the occurrence of a change in control of the Purchaser; (g) is a shareholders, joint venture or partnership agreement; or (h) is with an affiliate of the Purchaser or any other person with whom the Purchaser does not deal at arm’s length within the meaning of the Tax Act;

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“Mineral Rights” means, (a) prospecting permits, exploration permits, mining leases, mining licences, mineral concessions, permits and claims and other forms of mineral tenure or other rights to ore, or to work upon lands for the purpose of searching for, developing or extracting ore under any form of mineral title recognized under the laws applicable in Nevada, whether contractual, statutory or otherwise, and including any pending application for any of the foregoing; or (b) any interest in any Mineral Right;

“Mining Laws” means all applicable federal, provincial, state, municipal and local laws, statutes, ordinances, by-laws and regulations and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency, domestic or foreign relating in any way to current mining, exploration or development activities;

“Parties” means together, the Vendor and the Purchaser, and “Party” means any of them;

“Permits” means any licence, permit (including environmental permits), certificate, consent, order, grant, approval, classification, registration or other authorization of and from any Governmental Authority necessary in order for the Purchaser to conduct its business as currently conducted;

“person” includes an individual, firm, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, venture capital fund, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Authority) or any other entity, whether or not having legal status;

“Proceeding” means any claim, action, suit, proceeding, arbitration, mediation or investigation, assessment or reassessment, whether civil, criminal, administrative or investigative;

“Purchase Price” has the meaning ascribed thereto in Section 2.1;

“Purchaser Public Disclosure Record” means all documents and information filed by the Purchaser since January 1, 2021 under applicable securities laws and publicly available on the System for Electronic Document Analysis Retrieval (SEDAR) web-site.

“Registration Rights Agreement” means the registration rights agreement to be entered into on of before Closing between the Vendor and the Purchaser, substantially in the form of registration rights agreement attached hereto as Schedule A, providing the Vendor with certain registration rights in respect of the Consideration Shares in the event that the Consideration Shares are subject to restrictions on resale in the United States that extend beyond six months from the Closing Date.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, depositing, spraying, burying, abandoning, seeping, dumping or disposing of Hazardous Materials;

“subsidiary” has the meaning ascribed thereto in National Instrument 45-106 Prospectus and Registration Exemptions;

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

“Tax Returns” means all reports, forms, elections, declarations, designations, schedules, agreements, statements, estimates, declarations of estimated tax, information statements, returns and all other similar documents required by law to be filed with or provided to a Governmental Authority with respect to Taxes or Tax information reporting, including any claims for refunds of Taxes, and any amendments or supplements of the foregoing;

“Taxes” means all taxes, fees, imports, assessments, duties, royalties, levies, imposts, deductions, withholdings or charges of any kind whatsoever and however denominated, including any liabilities, interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which the Purchaser is required to pay, withhold or collect;

“Third-Party Claim” has the meaning ascribed thereto in Section 7.4; and

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ARTICLE 2 -pURCHASE AND SALE

2.1 Purchase and Sale - Subject to the terms and conditions of this Agreement, the Vendor agrees to sell, assign and transfer unto the Purchaser and the Purchaser agrees to purchase from the Vendor all of the Purchased Shares for a purchase price equal to the aggregate fair market value of the Purchased Shares as at the date hereof (the “Purchase Price”). The Purchase Price shall be paid and satisfied by the allotment and issue by the Purchaser to the Vendor of 16,546,669 shares of common stock in the capital of the Purchaser (the “Consideration Shares”) to be issued and delivered to the Vendor on Closing pursuant to Section 6.4 of this Agreement, Legend - The DRS statement representing the Consideration Shares shall be issued bearing such restrictive legend(s) as may be required under applicable securities laws.

ARTICLE 3 - REPRESENTATIONS and WARRANTIES

3.1 Representation and Warranties of the Vendor - As an inducement to the Purchaser to enter into this Agreement, the Vendor hereby represents and warrants to the Purchaser as follows:

(a)	Corporate Existence and Power. The Vendor has been duly and validly formed and organized and is validly existing under the laws of its jurisdiction of formation and has all requisite corporate or other power and authority to carry out the provisions hereof and has full power and capacity to execute, deliver and perform its obligations under any other document or agreement contemplated hereby and to complete the transactions contemplated herein.

(b)	Authorization. The execution and delivery of and performance by the Vendor of this Agreement have been authorized by all necessary corporate or other action on the part of the Vendor.

(c)	Title to Purchased Shares. The Vendor is the legal and beneficial owner of the Purchased Shares with good and marketable title thereto, free of any claim, lien, security interest or Encumbrance of any nature or kind, and has the exclusive right and full power to sell, transfer and assign the Purchased Shares to the Purchaser free of any claim, lien, security interest or encumbrance of any nature or kind. There is not pending any suit, action or other legal proceeding of any sort to in any manner restrain or prevent the Vendor from effectually and legally transferring the Purchased Shares to the Purchaser, free and clear of all claims, liens, security interests and encumbrances, or any action or proceeding, the effect of which would be to cause a lien to attach to any of such Purchased Shares or to divest title to any of such Purchased Shares in any manner whatsoever, or to make the Vendor liable for damages as a result of the execution and delivery of this Agreement by the Vendor or the completion by the Vendor of the transactions contemplated herein.

(d)	No Agreements. No person has any agreement, option, undertaking or commitment, or any right or privilege (whether by law, pre-emptive or contracted) capable of becoming an agreement, option or commitment, including convertible securities, warrants or convertible obligations of any nature, for the purchase from the Vendor of any of the Purchased Shares.

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(e)	Non-Contravention. The execution and delivery of this Agreement by the Vendor and the observance and performance of the terms and provisions of this Agreement on the part of the Vendor to be observed and performed by it does not constitute a violation of applicable law or a violation or a breach of any provision of any contract, indenture, undertaking or other instrument to which the Vendor is a Party or by which the Vendor is bound, or any order, writ, injunction, decree, statute, rule, by-law or regulation applicable to the Vendor, nor do they constitute a default (or would with the passage of time or the giving of notice or both, or otherwise, constitute a default) under any contract, agreement or instrument to which the Vendor is a Party or by which the Vendor is bound.

(f)	Insolvency. The Vendor is not insolvent and has not committed an act of bankruptcy, proposed a compromise or arrangement to the Vendor’s creditors generally, had any petition for a receiving order in bankruptcy filed against the Vendor, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have the Vendor declared bankrupt, taken any proceeding to have a receiver appointed for any part of the Vendor’s assets, had an encumbrancer take possession of any of the Vendor’s property, or had any execution or distress become enforceable or become levied upon any of the Vendor’s property.

(g)	Transfer of Purchased Shares. Upon delivery of the share certificate(s) representing the Purchased Shares, the Purchaser shall acquire good and marketable title to the Purchased Shares, free and clear of any Encumbrance and will have the right to have the Purchased Shares transferred into and recorded in the name of the Purchaser on the records of the Corporation.

3.2 Representation and Warranties of the Purchaser - As an inducement to the Vendor to enter into this Agreement, the Purchaser hereby represents and warrants to the Vendor as follows:

(a)	Corporate Existence and Power. The Purchaser has been duly and validly incorporated or amalgamated and organized and is validly existing under the laws of its jurisdiction of incorporation or amalgamation and has all requisite corporate power and authority to carry on its business, own its property and assets and to carry out the provisions hereof and has full power and capacity to execute, deliver and perform its obligations under any other document or agreement contemplated hereby and to complete the transactions contemplated herein.

(b)	Capitalization. The authorized capital of the Purchaser consists of 250,000,000 shares of common stock of which 150,591,400 common shares are issued and outstanding as of the date hereof. Except as set forth in the preceding sentence or as disclosed in the Purchaser Public Disclosure Record, as of the date hereof, there are no issued, reserved for issuance or outstanding (1) shares of capital stock or other voting securities of or other ownership interests in the Purchaser, (2) securities of the Purchaser or any subsidiary of the Purchaser convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Purchaser, (3) warrants, calls, options or other rights to acquire from the Purchaser, or other obligation of the Purchaser to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Purchaser or (4) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Purchaser or any of its subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Purchaser (the items in clauses (1) through (4) being referred to collectively as the “Purchaser Securities”). There are no outstanding obligations of the Purchaser or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the Purchaser Securities. Neither the Purchaser nor any of its subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Purchaser Securities

(c)	Authorization. This Agreement has been duly authorized, executed and delivered on behalf of the Purchaser and is a valid and binding obligation of the Purchaser enforceable in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

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(d)	Non-Contravention. The execution and delivery of this Agreement by the Purchaser and the observance and performance of the terms and provisions of this Agreement on the part of the Purchaser to be observed and performed by it does not constitute a violation of applicable law or a violation or a breach of any provision of any term or provision of any of the constating documents of the Purchaser or any contract, agreement (whether written or oral), indenture, undertaking or other instrument to which the Purchaser is a Party or by which the Purchaser is bound, or any order, writ, injunction, decree, statute, rule, by-law or regulation applicable to the Purchaser, nor do they constitute a default (or would with the passage of time or the giving of notice or both, or otherwise, constitute a default) under any contract, agreement or instrument to which the Purchaser is a Party or by which the Purchaser is bound.

(e)	Consideration Shares. All necessary corporate action has been taken or will be taken by the time of Closing, to authorize the issue and the delivery of the Consideration Shares and, when issued on Closing, the Consideration Shares will be validly issued to the Vendor as fully paid and non-assessable common shares in the capital of the Purchaser.

(f)	Compliance with Laws. The Purchaser is and has been in compliance with, and to the knowledge of the Purchaser is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law.

(g)	Subsidiaries. The Purchaser has no subsidiaries.

(h)	Authorization. This Agreement has been duly authorized, executed and delivered on behalf of the Purchaser and is a valid and binding obligation of the Purchaser enforceable in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. No vote of the stockholders of the Purchaser or the holders of any other securities of the Purchaser (equity or otherwise) is required by any law, rule or regulation, the certificate of incorporation or bylaws of the Purchaser or the applicable rules of the OTC Markets or FINRA in order for the Purchaser to issue the Consideration Shares pursuant to the terms of this Agreement.

(i)	No Agreements. The Purchaser is not a Party to any agreement or instrument or subject to any contractual restriction that would adversely affect the ability of the Purchaser to perform any of its obligations under this Agreement, or on the rights, entitlements or interests of the Purchaser hereunder.

(j)	Governmental Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby require no consent, approval or authorization of or any action by or in respect of, or filing, recording, registering or publication with, or notification to any Governmental Authority.

(k)	Shareholders Agreements. There are no shareholders’ agreements, membership agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Purchaser except for the Share Purchase Agreement dated December 27, 2021 among Nubian Resources Ltd., the Purchaser and Nubian Resources (USA) Ltd.

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(l)	Absence of Certain Changes. Other than the transaction contemplated in this Agreement (i) the business of the Purchaser has been conducted in the ordinary course of business; (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)	Financial Statements; No Undisclosed Material Liabilities. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Purchaser included or incorporated by reference in the Purchaser Public Disclosure Record (including all related notes and schedules thereto) (a) fairly present, in all material respects, the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods shown (subject to normal and immaterial year-end adjustments in the case of any unaudited quarterly and other interim financial statements), (b) comply in all material respects with the published rules and regulations of the Securities and Exchange Commission ("SEC") with respect thereto, and (c) have been prepared in accordance with GAAP (except, in the case of unaudited interim and quarterly statements, as may be permitted under Form 10-Q and the Exchange Act and other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or as permitted under Regulation S-X). There are no liabilities or obligations of the Purchaser of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed in the Purchaser Public Disclosure Record; and (ii) liabilities or obligations incurred in the ordinary course of business.

(n)	Compliance with Laws. the Purchaser is and has been in compliance with, and to the knowledge of the Purchaser is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law.

(o)	Regulatory Compliance. the Purchaser is in compliance with all Mineral Rights and Permits. There has not occurred any violation of, or any default under, or any event giving rise to or potentially giving rise to any right of termination, revocation, adverse modification, non-renewal or cancellation of any Mineral Right or Permit and to the knowledge of the Purchaser, no Governmental Authority has provided the Purchaser with notice of any of the foregoing.

(p)	Litigation. As of the date hereof, there is no Proceeding pending against, or, to the knowledge of the Purchaser, threatened against or affecting, the Purchaser or any of its properties or assets, before any Governmental Authority or other person. Neither the Purchaser, nor its assets or properties, nor directors or officers in their capacities as such, is subject to any outstanding judgment, order, writ, injunction or decree.

(q)	Taxes. All Tax Returns required by applicable laws to be filed with any Governmental Authority by, or on behalf of, the Purchaser have been filed when due in accordance with all applicable laws (taking into account any applicable extensions), and all such Tax Returns are, or shall be at the time of filing, true and complete, except for such failures to so file, or for failures of such Tax Returns to be true and complete that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r)	Employment Matters. The Purchaser is in material compliance with all applicable employment laws.

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(s)	Environmental Matters.

(i)	The Purchaser is, and at all material times has been, in material compliance with all Mining Laws and all Environmental Laws and to the knowledge of the Purchaser, there are in relation to the Purchaser no past or present events, conditions, circumstances, activities, practices or incidents related to the Purchaser’s operations would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that would materially interfere with or materially prevent compliance with or which give rise to any material liability under Mining Laws or Environmental Laws or otherwise form the basis of any claim, action, suit, proceedings, hearing or investigations relating to the environment or any breach of the Mining Laws or Environmental Laws, nor has the Purchaser been notified of any such liability or breach;

(ii)	the Purchaser has not used, except in material compliance with all Mining Laws and all Environmental Laws and Permits, any property or facility which it owns or leases or previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any contaminants, chemicals or industrial wastes or substances, or Hazardous Materials; and

(iii)	the Purchaser has not received any notice of, or been prosecuted for an offence alleging, non-compliance with any Mining Law or Environmental Law, nor to the knowledge of the Purchaser are there any circumstances that could reasonably give rise to any such notice or prosecution, and the Purchaser has not settled any allegation of non-compliance short of prosecution in respect of any of such properties. There are no orders or directions relating to environmental matters requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of the Purchaser, nor has the Purchaser received noticed of any of the same from any Governmental Authority.

(t)	Mineral Rights. The Purchaser Public Disclosure Record discloses all the Mineral Rights owned or controlled by the Purchaser or in respect which the Purchaser has legal rights and:

(i)	all Mineral Rights are in good standing in accordance in all material respects with all applicable laws and are valid and subsisting;

(ii)	the Purchaser is the absolute legal and beneficial owner of, and have good and marketable title to the Mineral Rights and other assets thereof free of all Encumbrances, or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect. The Purchaser knows of no claim or basis for any claim, including a claim with respect to native rights, that might or could adversely affect the right thereof to access, use, transfer or otherwise exploit the Mineral Rights and the Purchaser has no responsibility or obligation to pay any commission, royalty, licence fee or similar payment to any person with respect to Mineral Rights, except for payments which would not, individually or in the aggregate, have a Material Adverse Effect;

(iii)	all assessments or other work required to be performed in relation to the Mineral Rights in order to maintain its interest therein, if any, have been performed to date and the Purchaser has complied in all material respects with all applicable governmental laws, regulations and policies in this regard as well as with regard to contractual obligations to third Parties in this regard except for any non-compliance which would not either individually or in the aggregate have a Material Adverse Effect; and

(iv)	any and all of the agreements pursuant to which the Purchaser holds the Mineral Rights (including any interest in, or right to earn an interest in, the Mineral Rights) are valid and subsisting agreements in full force and effect, enforceable in accordance with the terms thereof, the Purchaser is not in default of any of the material provisions of any such agreements nor has any such default of any of the material provisions of any such agreements nor has any such default been alleged, and there has been no material default under any lease, license or claim pursuant to which the Purchaser derives an interest in the Mineral Rights and all Taxes required to be paid with respect to such Mineral Rights to the date hereof have been paid. The interests of the Purchaser in its and their Mineral Rights are not subject to any right of first refusal or purchase or acquisition rights.

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(u)	Material Contracts. The Purchaser is not in breach of or default under the terms of any Material Contract to which it is a party in a material respect. As of the date hereof to the knowledge of the Purchaser, no other party to any Material Contract is in breach of or default under the terms of any such Material Contract in a material respect.

(v)	Public Filings. All such documents and information comprising the Purchaser Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (ii) complied in all material respects with the requirements of applicable securities laws relating to continuous disclosure requirements. The Purchaser has not filed any confidential material change report with any Securities Authorities that at the date of this Agreement remains confidential. There has been no change in a material fact or a material change (as those terms are defined under the applicable securities laws) in relation to Purchaser, except for changes in material facts or material changes that are reflected in a document included in the Purchaser Public Disclosure Record. The Purchaser has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “1934 Act”)) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by the Purchaser since January 1, 2020. The Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Purchaser, including its consolidated subsidiaries, is made known to the Purchaser’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”) as required by Rule 13a-15 under the 1934 Act. As of the date hereof, the Purchaser has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Purchaser’s auditors and audit committee (i) any “significant deficiencies” and “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Purchaser’s internal controls which would reasonably be expected to adversely affect in any material respect the Purchaser’s ability to record, process, summarize and report financial information and (ii) any fraud as to which the Purchaser has knowledge, whether or not material, that involves management or other employees who have a significant role in internal controls.

(w)	Books and Records. The minute books and records of the Purchaser from its date of incorporation to the date hereof, contain copies of all proceedings (or certified copies thereof) of the shareholders, the boards of directors and the board of officers, when applicable, of the Purchaser to the date hereof. There have been no other meetings, resolutions or proceedings of the shareholders, the boards of directors and the board of officers of the Purchaser not reflected in such minute books and other records as of the date hereof.

(x)	Corrupt Practices Legislation. There have been no actions taken by or, to the knowledge of the Purchaser, on behalf of the Purchaser that would cause the Purchaser to be in violation of the Foreign Corrupt Practices Act of the United States or the Corruption of Foreign Public Officials Act (Canada).

(y)	Bankruptcy, Insolvency and Receivership Proceedings. No bankruptcy, insolvency or receivership proceedings have been instituted or threatened or are pending against the Purchaser and the Purchaser has not sought, and does not intend to seek, relief from creditors under applicable bankruptcy or insolvency legislation or other applicable legislation for the relief of debtors.

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ARTICLE 4 -COVENANTS

4.1 Covenants of the Vendor – The Vendor covenants and agrees that, except as contemplated in this Agreement, until the completion of the purchase and sale of the Purchased Shares or the day upon which this Agreement is terminated, whichever is earlier:

(a)	It shall not sell, transfer, dispose of the economic interest in or encumber the Purchased Shares or agree to do any of the foregoing;

(b)	it shall not take any action that would interfere with or be inconsistent with the completion of the transactions contemplated hereunder or would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Closing Date if then made; and

(c)	subject to the terms and conditions of this Agreement, it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable

4.2 Covenants of the Purchaser – The Purchaser covenants and agrees that, except as contemplated in this Agreement, until the completion of the purchase and sale of the Purchased Shares or the day upon which this Agreement is terminated, whichever is earlier:

(a)	it shall, conduct its business only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practices or pay any dividends or make any other distribution to its shareholders;

(b)	amend Purchaser’s certificate of incorporation or bylaws (whether by merger, consolidation or otherwise) in a manner that would have a material and adverse impact on the value of the Consideration Shares or would prevent, materially delay or materially impair the ability of Purchaser to perform its obligations under this Agreement; provided, that any amendment to Purchaser’s certificate of incorporation to increase the authorized number of shares of any class or series of the capital stock of Purchaser shall in no way be restricted by the foregoing;

(c)	declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Purchaser with a record date prior to the closing[, except for quarterly dividends payable to holders of capital stock of Purchaser (and related dividends or dividend equivalents in respect of equity-based awards) in amounts consistent with past practice (including annual adjustments consistent with past practice), declared and paid consistent with prior timing];

(d)	redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Purchaser Securities;

(e)	it shall not take any action that would interfere with or be inconsistent with the completion of the transactions contemplated hereunder or would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Closing Date if then made;

(f)	it shall promptly inform the Vendor of any facts that come to its attention which would cause any of the Purchaser’s representations and warranties in this Agreement to be untrue in any respect;

(g)	it shall provide the Vendor with immediate notice of any material adverse change in its business, affairs, capital, assets, liabilities or condition (financial or otherwise); and

(h)	subject to the terms and conditions of this Agreement, it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable.

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ARTICLE 5 - cONDITIONS

5.1 Conditions to the Obligations of the Purchaser - Notwithstanding anything herein contained, the obligation of the Purchaser to complete the transactions provided for herein will be subject to the fulfilment or waiver of the following conditions at or prior to the Closing (as hereinafter defined), and the Vendor covenants to use best efforts to ensure that such conditions are fulfilled:

(a)	The representations and warranties of the Vendor contained in this Agreement shall be true and correct in all material respects as of the Closing Date (as hereinafter defined), except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of that date, in each case, with the same force and effect as if made as of the Closing Date, the covenants and agreements contained in this Agreement to be complied with by the Vendor on or before the Closing Date shall have been complied with in all material respects.

(b)	No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Purchaser, is likely to result in an order, decision or ruling, to disallow, enjoin, prohibit or impose any limitations or conditions on the purchase and sale of the Purchased Shares contemplated hereby.

(c)	All consents and approvals required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding upon the Parties hereto shall have been obtained.

5.2 Waiver by the Purchaser - The conditions contained in Section 5.1 hereof are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser in its sole discretion at any time. The Vendor acknowledges that the waiver by the Purchaser of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Vendor herein that corresponds or is related to such condition or such part of such condition, as the case may be.

5.3 Conditions to the Obligations of the Vendor - Notwithstanding anything herein contained, the obligations of the Vendor to complete the transactions provided for herein will be subject to the fulfilment or waiver of the following conditions at or prior to the Closing, and the Purchaser will use its best efforts to ensure that such conditions are fulfilled:

(a)	The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of that date, in each case, with the same force and effect as if made as of the Closing Date; the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects.

(b)	Any required regulatory, corporate and third party approvals, including approval of the CSE of the listing thereon of the Consideration Shares, will have been received.

(c)	All consents and approvals required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding upon the Parties hereto shall have been obtained.

5.4 Waiver by the Vendor - The conditions contained in Section 5.3 hereof are inserted for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor in its sole discretion at any time. The Purchaser acknowledges that the waiver by the Vendor of any condition or any part of any condition contained in Section 5.3 shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Purchaser herein that corresponds or is related to such condition or such part of such condition, as the case may be.

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ARTICLE 6 -CLOSING

6.1 Closing - Subject to the terms and conditions hereof, the transactions contemplated herein shall be closed (the “Closing”) at 10:00 a.m. (Toronto time) on December •, 2023 (the “Closing Date”), or such other date as may be mutually agreed upon by the Vendor and the Purchaser.

6.2 Closing Covenant - At or before the Closing, the Vendor shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Purchaser all documents, instruments and things which are to be delivered by the Vendor pursuant to the provisions of this Agreement, and the Purchaser shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Vendor all documents, instruments and things which the Purchaser is to deliver or to cause to be delivered pursuant to the provisions of this Agreement.

6.3 Closing Deliveries of the Vendor - At the Closing, the Vendor shall deliver to the Purchaser:

(a)	the certificate(s) representing the Purchased Shares duly endorsed for transfer or accompanied by a duly executed transfer in form and substance reasonably satisfactory to the Purchaser;

(b)	a receipt for the Consideration Shares;

(c)	Registration Rights Agreement executed by the Vendor; and

(d)	such other closing documents as may be reasonably required by the Purchaser.

6.4 Closing Deliveries of the Purchaser - At the Closing, the Purchaser shall deliver to the Vendor:

(a)	A DRS statement representing the Consideration Shares registered in the names of the Vendor or the nominee registration for their brokerage firm as instructed;

(b)	a receipt for the Purchased Shares;

(c)	Registration Rights Agreement executed by the Purchaser; and

(d)	such other closing documents as may be reasonably required by the Vendor.

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ARTICLE 7 -SURVIVAL AND INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing or termination of this Agreement pursuant to Section 8 of this Agreement, and shall continue in full force and effect for the benefit of the Parties hereto for a period of 12 months following Closing or the termination of this Agreement. After such 12 month period, the Parties shall be released from all obligations and liabilities in respect of the representations and warranties made the Parties pursuant to this Agreement, except (subject to Sections 7.8 and 7.9 of this Agreement) with respect to an Indemnity Claim made by an Indemnified Party made pursuant to this Article 7 prior to the expiration of such period.

7.2 Indemnification by the Vendor. Subject to Sections 7.8 and 7.9 of this Agreement, the Vendor shall indemnify and hold the Purchaser harmless against and in respect of any loss, damage, settlement amount, cost or expense whatsoever, including reasonable legal and accounting fees and any and all other incremental out-of-pocket costs (each, a “Loss”, and collectively, “Losses”), which the Purchaser may incur, suffer or be required to pay, pursuant to any claim that may be made or asserted against or affect the Purchaser, where such claim reveals, or where such Losses arise in connection with any misrepresentation or breach of any representation, warranty, agreement, covenant or obligation of the Vendor contained in this Agreement.

7.3 Indemnification by the Purchaser. The Purchaser shall indemnify and hold the Vendor harmless against and in respect of any Loss which the Vendor may incur, suffer or be required to pay, pursuant to any claim that may be made or asserted against or affect the Vendor, where such claim reveals, or where such Losses directly or indirectly arise in connection with any misrepresentation or breach of any representation, warranty, agreement, covenant or obligation of the Purchaser contained in this Agreement.

7.4 Notice of Claim. If an Indemnified Party becomes aware of a Loss or potential Loss in respect of which the Indemnifying Party has agreed to indemnify it under this Agreement, the Indemnified Party will promptly give written notice of its claim or potential claim for indemnification (an “Indemnity Claim”) to the Indemnifying Party. The notice must specify whether the Indemnity Claim arises as the result of a claim made against the Indemnified Party by a person who is not a Party to this Agreement (a “Third Party Claim”) or as a result of a Loss that was suffered directly (a “Direct Claim”), and must also specify with reasonable particularity (to the extent that the information is available):

(1)the factual basis for the Indemnity Claim; and

(2)the amount of the Indemnity Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of an Indemnity Claim in time to effectively contest the determination of any liability capable of being contested, the Indemnifying Party will be entitled to set off against the amount claimed by the Indemnified Party the amount of any Loss incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give the notice on a timely basis.

7.5 Direct Claims. Following receipt of notice from the Indemnified Party of a Direct Claim, the Indemnifying Party will have 30 Business Days to make any investigations it considers necessary or desirable. For the purpose of those investigations, the Indemnified Party will make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with all other information that the Indemnifying Party may reasonably request. If both Parties agree at or before the expiration of such 30 Business Day period (or any mutually agreed upon extension) to the validity and amount of the Direct Claim, the Indemnifying Party will pay immediately to the Indemnified Party the full agreed upon amount of the Direct Claim.

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7.6 Third Party Claims.

(a)	If the Indemnity Claim relates to a Third Party Claim that the Indemnified Party is required by applicable law to pay without a prior opportunity to contest it, the Indemnified Party may, despite Sections 7.6(c) and 7.6(d) and 7.6(e)(i), make the payment without affecting its right to make an Indemnity Claim in accordance with this Agreement.

(b)	The Indemnified Party will promptly deliver to the Indemnifying Party copies of all correspondence, notices, assessments or other written communication received by the Indemnified Party in respect of any Third Party Claim.

(c)	The Indemnified Party will not negotiate, settle, compromise or pay any Third Party Claim with respect to which it has asserted or proposes to assert an Indemnity Claim, without the prior consent of the Indemnifying Party, which consent will not be unreasonably withheld.

(d)	The Indemnified Party will not cause or permit the termination of any right of appeal in respect of any Third Party Claim which is or might become the basis of an Indemnity Claim without giving the Indemnifying Party written notice of the contemplated or potential termination in time to grant the Indemnifying Party an opportunity to contest the Third Party Claim.

(e)	If the Indemnifying Party first acknowledges in writing its obligation to satisfy an Indemnity Claim to the extent of any binding determination or settlement in connection with a Third Party Claim (or enters into arrangements otherwise satisfactory to the Indemnified Party), in any legal or administrative proceeding in connection with the matters forming the basis of a Third Party Claim, the following will apply:

(i)	the Indemnifying Party will have the right, subject to the rights of any insurer or third Party having potential liability for it, by written notice delivered to the Indemnified Party within 30 Business Days of receipt by the Indemnified Party of the notice of the Indemnity Claim to assume carriage and control of the negotiation, defence or settlement of a Third Party Claim and the conduct of any related legal or administrative proceedings at the expense of the Indemnifying Party and by its own counsel;

(ii)	if the Indemnifying Party elects to assume carriage and control, the Indemnified Party will have the right to participate at its own expense in the negotiation, defence or settlement of a Third Party Claim assisted by counsel of its own choosing;

(iii)	each of the Indemnified Party and the Indemnifying Party will make all reasonable efforts to make available to the Party hereto who has assumed carriage and control of the negotiation, defence or settlement of a Third Party Claim those employees whose assistance or evidence is necessary to assist such Party in evaluating and defending that Third Party Claim and all documents, records and other materials in the possession or control of such Party required for use in the evaluation and the defence of that Third Party Claim;

(iv)	despite Sections 7.6(e)(i), 7.6(e)(ii) and 7.6(e)(iii), the Indemnifying Party will not settle a Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a Material Adverse Effect on the Indemnified Party except with the Indemnified Party's prior written consent, which consent shall not be unreasonably held; and

(v)	the Indemnifying Party will indemnify and hold harmless the Indemnified Party of and from any Loss incurred or suffered as a result of the Indemnifying Party's settlement of the Third Party Claim or conduct of any related legal or administrative proceeding.

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7.7 No Delay. The Indemnified Party will pursue any Indemnity Claim made by the Indemnified Party under this Agreement with reasonable diligence and dispatch, and without unnecessary delay.

7.8 Limitation on Indemnification. Notwithstanding any other provisions of this Agreement, no Indemnifying Party shall have liability under Section 7.2, Section 7.3 or Section 7.4, as the case may be, to an Indemnified Party until the aggregate amount of Losses incurred by such Indemnified Party exceeds Cdn$50,000 (in which case, for greater certainty, the Indemnifying Party will be liable for all Losses of such Indemnified Party, including the first Cdn$50,000 of Losses) provided that no individual claim for payment of a Loss may be made by such Indemnified Party under Section 7.2, Section 7.3 or Section 7.4, as applicable, unless such claim is for a Loss in an amount of Cdn$50,000 or greater.

7.9 Limitation on Maximum Amount of Claims. Notwithstanding any other provision of this Agreement, the maximum of all Losses for which any one Indemnifying Party is liable under this Article 7 shall be limited to the amount of Cdn$500,000.

ARTICLE 8 -– TERMINATION

8.1 Termination – This Agreement may be terminated at any time prior to the Closing:

(a)	by either the Vendor or the Purchaser if the Closing shall not have occurred by December 31, 2023; provided, however, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to (i) the Vendor if its failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or (ii) the Purchaser if its failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)	by the Vendor if (i) any of the conditions in Section 5.3 of this Agreement have not been satisfied as of Closing or if the satisfaction of such a condition is or becomes impossible (other than through the failure of the Vendor to comply with its obligations under this Agreement) and the Vendor has not waived such a condition on or before Closing; or (ii) the Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Vendor to the Purchaser specifying such breach;

(c)	by the Purchaser if (i) any of the conditions in Section 5.1 of this Agreement have not been satisfied as of Closing or if the satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with its respective obligations under this Agreement) and the Purchaser has not waived such condition on or before Closing; or (ii) the Vendor shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Purchaser to the Vendor specifying such breach; or

(d)	by the mutual written consent of the Vendor and the Purchaser.

8.2 Effect of Termination – Each Party’s right to termination under Section 8.1 of this Agreement is in addition to any other rights it may have under the Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If the Agreement is terminated pursuant to Section 8.1 of this Agreement, all further obligations of the Parties under this Agreement shall terminate except the confidentiality obligations under Section 9.7 of this Agreement which shall survive such termination, and provided further that, if the Agreement is terminated by the Vendor or the Purchaser pursuant to Sections 8.1(a),(b) or (c) because of a breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under the Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under the Agreement, the terminating Party’s right to pursue all legal remedies shall survive such termination unimpaired.

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ARTICLE 9 -GENERAL

9.1 Amendment – This Agreement may be amended by the Parties hereto at any time by execution of the instrument in writing signed on behalf of each of the Parties hereto.

9.2 Severability – If any provision of this Agreement, or the application thereof, will be or is held for any reason and to any extent invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto.

9.3 Assignment – This Agreement and the obligations and benefits hereunder may not be assigned by any Party without the prior written consent of the other Parties hereto.

9.4 Time of Essence – Time shall be of the essence of this Agreement.

9.5 Headings – Descriptive headings and captions are inserted for convenience of reference only, do not form part of this Agreement, shall not be construed to affect the meaning, construction or effect of the Agreement, and are not to be used in interpreting this Agreement.

9.6 Notice – Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service) or by e-mail to the address set forth beneath the name of such Party below (or to such other address, facsimile telephone number ore e-mail address as such Party shall have specified in a written notice given to the other Parties hereto):

if to the Vendor:

21764243 Ontario Ltd.

1106-7 King Street East

Toronto ON M5C 3C5

Attention:Eric Sprott

E-mail: esprott@sprott.com

if to the Purchase:

Athena Gold Corporation

2010 A Harbison Drive # 312

Vacaville, CA 95687

Attention:John Power

E-mail: johncaseypower@gmail.com

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof, provided such notice or other communication is received prior to 5:00 p.m. (local time) on a business day, and otherwise it shall be deemed to have been given and received upon the immediately following business day.

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9.7 Confidentiality - No Party may, without the prior written consent of the other Party, directly or indirectly make any disclosure with respect to this Agreement or the contents hereof, except as may be required by applicable law or any order, rule or regulation of any governmental authority, or to its accountants, attorneys, administrators, brokers, representatives and/or other service providers as may be necessary in the ordinary course of its business, including, if necessary, the Parties may make certain filings and issue certain press release(s), in connection with the transaction as contemplated by the early warning and insider reporting regimes under applicable securities legislation in Canada.

9.8 Entire Agreement - This Agreement, together with the agreements referred to herein, constitutes and contains the entire and only agreement among the Parties relating to the matters described herein.

9.9 Successors - The provisions of this Agreement shall be binding upon and enure to the benefit of the Parties hereto and their successors and permitted assigns.

9.10 Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

9.11 Counterparts - This Agreement may be executed in several counterparts each of which, when so executed, shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Counterparts may be delivered in original or PDF form.

9.12 Independent Legal Advice - Each Party acknowledges and agrees that it has had a reasonable opportunity to obtain, or has obtained, independent legal advice with respect to this Agreement, that it has read and fully understands the provisions of this Agreement, that the terms and conditions of this Agreement are reasonable, and that it is signing this Agreement freely, voluntarily and without duress. Each Party further acknowledges and agrees that it is solely responsible for its own costs, legal or otherwise, incurred in connection with this Agreement.

9.13 Contra Proferentum - The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF each of the Parties hereto has executed this Agreement as of the date first written above.

2176423 ONTARIO LTD.

Per:_____________________________________
Name: Eric Sprott
Title: President
Authorized Signing Officer

ATHENA GOLD CORPORATION

Per:_____________________________________
Name: John Power
Title: President & CEO
Authorized Signing Officer

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SCHEDULE A

REGISTRATION RIGHTS AGREEMENT

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